EXHIBIT 99.1

Contact: Anne H. Lloyd
Executive Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA REPORTS SECOND-QUARTER RESULTS

Record Net Sales and Operating Earnings, Despite Record Rainfall

Heritage Consolidated Gross Margin Expands 350 Basis Points

Aggregates Product Line Volume Up 8% and Pricing Up 9%

Company Repurchases $100 Million of Common Stock

Company Increases TXI Synergy Guidance

Company Announces Agreement to Sell California Cement Operations

RALEIGH, North Carolina (August 4, 2015) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported its results for the second quarter ended June 30, 2015.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated: “Second-quarter results reflect continued strong performance. Among other things, each heritage aggregates business reportable segment significantly improved gross profits, generating an incremental gross margin contribution in line with, or exceeding, our stated objectives. This result was achieved despite historic levels of rainfall throughout the United States, and notably in Texas. According to the National Oceanic and Atmospheric Administration (NOAA), the United States experienced the second wettest second quarter in more than a century. The NOAA further indicated that Texas reported its wettest second quarter and first six months of the year for the 121 years this data has been tracked. These highly unusual factors resulted in nearly $100 million in deferred net sales across all product lines which lowered gross profit by an estimated $27 million. Additionally, precipitation reduced production and operating leverage, which negatively affected gross profit by an estimated additional $8 million to $13 million. Nevertheless, strong pricing, operational excellence and our stringent cost discipline, coupled with continued slow-but-steady economic recovery in the southeastern United States, contributed to a 100-basis-point expansion of consolidated gross margin (excluding freight and delivery fees).

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

“As we look at the remainder of 2015 and into 2016, contractor backlogs and other macro-economic indicators underscore the pent-up demand for our products, and that should allow us to capture delayed shipments in future quarters. Job growth on a national level continues to be a strong catalyst for construction activity and, during the trailing-12 months ended June 2015, the U.S. added almost three million jobs. Employment growth in 2015 is at its highest rate since 2005. Texas ranks second in the nation in job growth and has added almost one million jobs during the last three years. This coincides with all major Texas metropolitan areas reporting their highest growth rate in overall economic activity in more than 30 years. Texas continues to lead the nation in nonresidential starts with $33 billion during the trailing-12 months ended June 30, 2015. In a July 9, 2015, report on Houston Economic Indicators, the Federal Reserve Bank of Dallas noted ‘strong improvement in job growth‘, led by retail, administrative, employment services and ambulatory health businesses. Further, the report stated that the Houston region’s ‘refining, petrochemicals and service industries are managing to offset oil-producer woes.’ Additionally, the Texas Department of Transportation’s fiscal year 2015 lettings budget of nearly $7.5 billion reflects the acceleration of major project activities and augments a multi-year backlog. We believe we are well positioned to capitalize on these opportunities throughout Texas.

“Our commitment to cost discipline continues to generate benefits for our shareholders. Delivering on our stated objectives, we recently completed the remaining systems integration of the TXI business and increased our guidance for overall annual synergies from the TXI transaction to $120 million by the end of 2016. I want to thank our employees for their diligence throughout the integration process. By working closely together across divisions and teams, we were able to increase our original synergy target by more than 70 percent, demonstrating Martin Marietta’s commitment to operational and functional excellence throughout the organization.

“We are pleased to announce that we entered into a definitive agreement to sell our California cement business for $420 million. The sale, which is subject to regulatory approval under the Hart-Scott-Rodino Act and customary conditions, is expected to close in the third quarter of 2015. While we believe the California cement plant is one of the most up-to-date plants in the region, it is not in close proximity to other core Martin Marietta assets and, unlike other marketplace competitors, is not vertically integrated with ready mixed concrete production. After careful evaluation, we determined a divestiture is the best avenue to maximize shareholder value. We expect to use the proceeds from the sale to repurchase additional shares of our stock under the authorization announced in January and commenced during the second quarter.”

Mr. Nye continued, “We look forward to the second half of the year. Assuming normal levels of precipitation, we expect exceptional performance from our businesses in response to strong demand that was delayed during the first half of the year. We believe our strong foundation of assets, geographic positioning and world-class employees, coupled with an unrelenting commitment to controlling costs and maintaining industry-leading safety standards, will lead to enhanced long-term shareholder value.”

NOTABLE ITEMS FOR THE QUARTER (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR SECOND QUARTER)

•	Consolidated net sales of $850.2 million compared with $601.9 million, an increase of 41%
•	Aggregates product line volume increase of 7.8%; aggregates product line price increase of 8.5%
o	Heritage aggregates product line volume increase of 0.7%, excluding shipments from 2014 divestitures from prior-year quarter; reported heritage volume decrease of 1.9%
o	Heritage aggregates product line price increase of 7.6%
•	Cement business net sales of $100.4 million, gross profit of $30.4 million and EBITDA of $37.8 million

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

•	Magnesia Specialties net sales of $60.5 million and earnings from operations of $18.8 million
•

Heritage consolidated gross margin (excluding freight and delivery revenues) of 26.0%, up 350 basis points; consolidated gross margin (excluding freight and delivery revenues) of 23.5%, up 100 basis points

•	Consolidated selling, general and administrative expenses (SG&A) of $56.8 million, or 6.7% of net sales
•	Consolidated earnings from operations of $137.0 million compared with $96.2 million (which includes $5.3 million of business development expenses related to the TXI acquisition)
•	Earnings per diluted share of $1.22 compared with $1.27 (which includes a $0.07 per diluted share charge for business development expenses related to the TXI acquisition)
o	Rainfall lowered second quarter 2015 earnings per diluted share by an estimated $0.32 to $0.36

QUARTERLY OPERATING RESULTS (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR SECOND QUARTER UNLESS NOTED OTHERWISE)

Aggregates Business

Heritage aggregates product line shipments increased 0.7%, excluding shipments from the third-quarter 2014 divestiture of three operations from the prior-year quarter. The divestiture included an Oklahoma quarry and two Dallas, Texas rail-located distribution yards and was required by the Department of Justice in connection with the closing of the TXI acquisition. Shipments from these divested locations continue to be reported in heritage volumes in the prior-year quarter. Aggregates product line shipments in the Southeast Group increased 6.0%, and the Mid-America Group achieved an increase of 2.3%. Wet weather had the most significant impact in the West Group, where volumes decreased 3.2%, excluding shipments from the divested operations from the prior-year quarter. The reported variance for the West Group was a 9.4% decline, which reflects an estimated 2.2 million tons of shipments deferred due to rainfall. Iowa also experienced significant precipitation during the second quarter which deferred an estimated 500,000 tons of shipments.

Heritage aggregates product line shipments to the infrastructure market comprised 43% of quarterly volumes and decreased 4%. The Mid-America and Southeast Group each achieved an increase of 2%, which was offset by the impact of rainfall in the West Group. In addition to Texas, major project activity is accelerating in North Carolina, Georgia and Florida. Infrastructure investments are being driven by state initiatives and public private partnerships while federal funding continues to be provided under a Congressional continuing resolution. The provisions of the Moving Ahead for Progress in the 21st Century, or MAP-21, have been extended through October 29, 2015. Management continues to anticipate the U.S. Congress working towards passage of a new multi-year bill later this year.

The nonresidential market represented 32% of quarterly heritage aggregates product line shipments and decreased 3%. Light nonresidential, which includes the commercial sector, increased 23% and was offset by a decline in heavy nonresidential, which includes the industrial and energy sectors. Activity varies significantly by state, with growth in nonresidential starts for the last twelve months strongest in Texas; however, weather constrained activity during the second quarter. Louisiana, Florida and Georgia have also reported significant increases in nonresidential projects. The overall growth in light nonresidential shipments illustrates economic diversity and the ability of other nonresidential projects to replace energy-related shipments currently displaced by volatile oil prices. Notwithstanding, the Company continues to expect energy-related activity to remain

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

strong, supported by more than $100 billion of planned projects along the Gulf Coast, including a significant portion in Texas.

The residential end-use market accounted for 16% of quarterly heritage aggregates product line shipments, and volumes within this market increased 4%. Nationally, residential starts are up 8% for the trailing-12 months through June 2015. Florida and Georgia achieved double-digit growth and, along with Texas, were each ranked in the top five states for the same period. The ChemRock/Rail market accounted for the remaining 9% of heritage aggregates product line volumes. Volumes to this end use decreased slightly, primarily related to excessive rainfall in Colorado and Iowa.

Heritage aggregates product line pricing grew in all reportable groups, led by the 10.7% increase in the West Group. Improvement was notable in South Texas and Colorado. The Mid-America Group and Southeast Group reported increases of 5.7% and 2.4%, respectively. The Corporation announced mid-year price increases in certain markets.

As noted above, the particularly wet weather throughout several of our operating areas not only affected our sales, but also adversely affected aggregates product line production and resulted in lower operating leverage. As a result, total production cost per ton shipped increased 3%. Lower energy costs continue to benefit the cost structure.

The heritage aggregates product line leveraged a 7.6% increase in average selling price to expand its gross margin (excluding freight and delivery revenues) 540 basis points. The legacy TXI aggregates product line operations experienced significant amounts of rainfall that negatively affected shipments and margins. In total, acquired aggregates product line operations, which include legacy TXI quarries and two small acquisitions completed during the first quarter, had net sales of $36.1 million and a gross margin (excluding freight and delivery revenues) of 21.7%.

The heritage ready mixed concrete product line reported a 10% increase in average selling price. However, weather-driven lower shipments limited the improvement in gross margin (excluding freight and delivery revenues) to 50 basis points. For the quarter, the legacy TXI ready mixed concrete operations contributed $98 million of net sales. The hot mixed asphalt product line reported a slight increase in average selling price and $19 million of net sales.

The heritage Aggregates business gross margin (excluding freight and delivery revenues) was 26.0%, an increase of 530 basis points. The Southeast Group, which benefitted from recovery in Georgia and improved performance by offshore operations, led with an increase of 810 basis points. Incremental margin for the heritage aggregates business was 214%, with each group exceeding the Company’s stated goal.

Magnesia Specialties Business

Magnesia Specialties continued to deliver strong performance and generated second-quarter net sales of $60.5 million and a gross margin (excluding freight and delivery revenues) of 35.1%. Net sales reflect lower domestic steel production, which is down almost 8% year-to-date versus the comparable period of 2014. Second-quarter earnings from operations were $18.8 million compared with $21.0 million, with the decrease primarily driven by increased maintenance costs in 2015.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

Cement Business

The Cement business is benefitting from continued strength in Texas markets, where demand exceeds local supply. The Portland Cement Association, or PCA, forecasts continued favorable supply/demand imbalance in Texas over the next several years. Further, PCA currently forecasts growth each year through 2019. For the quarter, the business generated $100.4 million of net sales and $30.4 million of gross profit. The business announced a price increase effective April 1, 2015. However, there is a lag time before the full impact is realized. Second-quarter operating results were negatively affected by wet weather in Texas, which delayed some shipments. The business incurred $5.9 million in planned cement kiln maintenance costs, which are expected to be heaviest in the fourth quarter.

CONSOLIDATED OPERATING RESULTS

Consolidated SG&A was 6.7% of net sales compared with 6.1% in the prior-year quarter. The increase reflects the impact of weather-deferred net sales and higher pension expenses. The Company incurred acquisition-related expenses of $2.1 million, which is in line with the expected run rate for the next few quarters. Earnings from operations for the quarter were $137.0 million compared with $96.2 million in the prior-year period.

Excluding discrete events, the 2015 estimated effective income tax rate for the year-to-date period was 31%, consistent with annual guidance. For the year, the Company expects to utilize the maximum allowable net operating loss carryforwards of $363 million, which were acquired with TXI.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for the first six months of the year was $127.1 million in 2015 compared with $70.4 million in 2014. The increase is principally attributable to higher earnings before depreciation, depletion and amortization expense, partially offset by higher cash payments in 2015, for 2014 taxes.

Capital investment for the first six months of 2015 was $128.0 million, which includes $38 million related to the new Medina limestone quarry outside of San Antonio. The Medina quarry is rail connected and will be able to ship aggregates products to South Texas, including Houston. The project is on budget and on schedule to be completed later this year.

At June 30, 2015, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing-12 months was 2.4 times, in compliance with the Company’s leverage covenant.

SHARE REPURCHASE PROGRAM

The Company is authorized to execute a share repurchase program under which it may acquire up to 20 million shares of its outstanding common stock. Repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods. The Company expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the business, the market price of the Company’s common stock and general market conditions. Share repurchases will be executed based on then-current business and market factors, so the actual return of capital in any single quarter may vary. The repurchase program may be modified, suspended or discontinued by the Board at any time without prior notice.

During the quarter, the Company repurchased 670,000 shares of its common stock for $100 million.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

FULL-YEAR OUTLOOK

The Company is encouraged by positive trends in its business and markets, notably:

•	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors. The Dodge Momentum Index remains high and signals continued growth.
•	Energy-related economic activity, including follow-on public and private construction activities in the Company’s primary markets, is anticipated to remain strong.
•

Residential construction is expected to continue to grow, driven by historically low levels of construction activity over the previous several years, employment gains, low mortgage rates, significant lot absorption, higher multi-family rental rates and rising housing prices.

•

For the public sector, authorized highway funding from MAP-21 should remain stable compared with 2014. Additionally, state initiatives to finance infrastructure projects, including support from TIFIA, are expected to grow and continue to play an expanded role in public-sector activity.

The significant amount of rainfall during the first half of the year coupled with capacity constraints is expected to delay a portion of weather-delayed shipments into 2016. Based on this expectation and external trends, the Company anticipates the following for the full year, which reflects the pending sale of the California cement operations:

•	Aggregates end-use markets compared to 2014 levels are as follows:
•	Infrastructure market to be relatively flat.
•	Nonresidential market to increase in the high-single digits.
•	Residential market to experience a double-digit increase.
•	ChemRock/Rail market to remain relatively flat.
•	Aggregates product line shipments to increase by 7% to 10% compared with 2014 levels.
•	Heritage aggregates shipments to increase 3% to 5%
•	Aggregates product line pricing to increase by 7% to 9% compared with 2014.
•	Aggregates product line production cost per ton shipped to decline slightly.
•	Aggregates-related downstream product lines to generate between $875 million and $925 million of net sales and $65 million to $70 million of gross profit.
•	Net sales for the Cement segment to be between $375 million and $400 million, generating $110 million to $120 million of gross profit.
•	Net sales for the Magnesia Specialties segment to be between $240 million and $250 million, generating $85 million to $90 million of gross profit.
•	SG&A expenses as a percentage of net sales to be less than 6.0%, despite an $18 million increase in heritage pension costs that resulted from a lower discount rate.
•	Interest expense to approximate $75 million to $80 million.
•	Estimated effective income tax rate to approximate 31%, excluding discrete events.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

•	Consolidated EBITDA to range from $810 million to $850 million.
•	Capital expenditures to approximate $330 million, including $35 million of synergy-related capital and $80 million for the Medina limestone quarry.

Mr. Nye concluded, “We look forward to capturing the shipments delayed to the balance of this year and into 2016. We believe the economy is in a construction-centric phase and our solid foundation has positioned us to deliver substantial value to shareholders. We will continue to focus on achieving world-class safety standards, leveraging our balance sheet strength and financial flexibility, all while responsibly investing in our business and returning significant value to our shareholders through both financial performance and our share repurchase program.”

RISKS TO OUTLOOK

The full-year outlook includes management’s assessment of the likelihood of certain risks and uncertainties that will affect performance. The most significant risks to the Company’s performance will be Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund. Congress recently extended federal highway funding through continuing resolution through October 29, 2015. Additionally, all of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Further, a decline in consumer confidence may negatively impact investment in construction projects. While both MAP-21 and TIFIA credit assistance are excluded from the U.S. debt ceiling limit, this issue may have a significant impact on the economy and, consequently, construction activity. Other risks and uncertainties related to the Company’s future performance include, but are not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a decline in energy-related drilling activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws and regulations; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to our cement production facilities; and the possibility that certain expected synergies and operating efficiencies in connection with the TXI acquisition are not realized within the expected time-frames or at all. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. Cement is subject to cyclical supply and demand and price fluctuations. The Magnesia Specialties business essentially runs at capacity; therefore any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Company’s end-use markets, production levels

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network. The Cement business is also energy intensive and fluctuations in the price of coal affects costs. The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of railcars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s ability to efficiently transport aggregate into certain markets, most notably Texas, Florida and the Gulf Coast. In addition, availability of railcars and locomotives affects the Company’s ability to move dolomitic lime, a key raw material for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers. The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control. In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its second-quarter earnings results on a conference call and online web simulcast today (August 4, 2015). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website.  Additionally, the Company has posted supplemental financial information related to its second-quarter performance on its website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 87666083.

ABOUT MARTIN MARIETTA

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 32 states, Canada and the Caribbean. Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live. Martin Marietta's Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor our expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete, to be subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Magnesia Specialties and Cement businesses, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Company, and may be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$850.2	$601.9	$1,482.1	$981.6
Freight and delivery revenues	71.2	67.3	130.6	116.2
Total revenues	921.4	669.2	1,612.7	1,097.8
Cost of sales	650.0	466.3	1,207.7	820.2
Freight and delivery costs	71.2	67.3	130.6	116.2
Total cost of revenues	721.2	533.6	1,338.3	936.4
Gross profit	200.2	135.6	274.4	161.4
Selling, general and administrative expenses	56.8	36.6	106.2	70.8
Acquisition-related expenses	2.1	5.3	3.7	15.1
Other operating expenses and (income), net	4.3	(2.5)	1.9	(4.8)
Earnings from operations	137.0	96.2	162.6	80.3
Interest expense	19.1	12.9	38.4	25.1
Other nonoperating (income) and expenses, net	(3.0)	(0.3)	(2.1)	3.2
Earnings from continuing operations before taxes on income	120.9	83.6	126.3	52.0
Income tax expense	38.9	23.9	38.1	15.4
Earnings from continuing operations	82.0	59.7	88.2	36.6
Loss on discontinued operations, net of related tax benefit of $0.0, $0.0, $0.0 and $(0.1), respectively	—	(0.1)	—	(0.1)
Consolidated net earnings	82.0	59.6	88.2	36.5
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	0.1	0.1	(1.4)
Net earnings attributable to Martin Marietta Materials, Inc.	$81.9	$59.5	$88.1	$37.9
Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.23	$1.28	$1.30	$0.81
Discontinued operations attributable to common shareholders	—	—	—	—
	$1.23	$1.28	$1.30	$0.81
Diluted from continuing operations attributable to common shareholders	$1.22	$1.27	$1.30	$0.81
Discontinued operations attributable to common shareholders	—	—	—	—
	$1.22	$1.27	$1.30	$0.81
Dividends per common share	$0.40	$0.40	$0.80	$0.80
Average number of common shares outstanding:
Basic	67.4	46.4	67.4	46.4
Diluted	67.6	46.5	67.7	46.5

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales:
Aggregates Business:
Mid-America Group	$237.4	$218.7	$367.0	$325.2
Southeast Group	76.4	70.7	136.3	126.1
West Group	375.5	250.6	662.6	411.0
Total Aggregates Business	689.3	540.0	1,165.9	862.3
Cement	100.4	—	197.0	—
Magnesia Specialties	60.5	61.9	119.2	119.3
Total	$850.2	$601.9	$1,482.1	$981.6
Gross profit (loss):
Aggregates Business:
Mid-America Group	$80.2	$68.6	$87.3	$67.0
Southeast Group	9.5	3.0	12.6	0.2
West Group	64.8	40.1	93.3	52.1
Total Aggregates Business	154.5	111.7	193.2	119.3
Cement	30.4	—	49.4	—
Magnesia Specialties	21.2	23.4	41.4	42.1
Corporate	(5.9)	0.5	(9.6)	—
Total	$200.2	$135.6	$274.4	$161.4
Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$13.3	$13.2	$26.2	$26.1
Southeast Group	4.5	4.6	8.8	8.8
West Group	16.1	10.7	31.8	21.7
Total Aggregates Business	33.9	28.5	66.8	56.6
Cement	6.6	—	13.3	—
Magnesia Specialties	2.4	2.5	4.8	4.9
Corporate	13.9	5.6	21.3	9.3
Total	$56.8	$36.6	$106.2	$70.8
Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$66.9	$57.3	$62.7	$45.5
Southeast Group	4.8	(1.3)	3.2	(7.4)
West Group	49.2	30.9	63.7	33.0
Total Aggregates Business	120.9	86.9	129.6	71.1
Cement	22.5	—	34.7	—
Magnesia Specialties	18.8	21.0	36.5	37.3
Corporate	(25.2)	(11.7)	(38.2)	(28.1)
Total	$137.0	$96.2	$162.6	$80.3

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales by product line:
Heritage:
Aggregates Business:
Aggregates	$445.4	$422.0	$745.7	$685.9
Asphalt	18.9	22.6	28.5	33.0
Ready Mixed Concrete	51.9	52.4	93.0	90.4
Road Paving	39.1	43.0	46.3	53.0
Total Aggregates Business	555.3	540.0	913.5	862.3
Magnesia Specialties Business	60.5	61.9	119.2	119.3
Acquisition:
Aggregates Business:
Aggregates	36.1	—	68.1	—
Ready Mixed Concrete	97.9	—	184.3	—
Total Aggregates Business	134.0	—	252.4	—
Cement Business	100.4	—	197.0	—
Total	$850.2	$601.9	$1,482.1	$981.6
Gross profit (loss) by product line:
Heritage:
Aggregates Business:
Aggregates	$129.4	$100.1	$163.9	$110.2
Asphalt	4.3	4.9	2.8	3.4
Ready Mixed Concrete	7.2	7.0	12.4	9.9
Road Paving	3.6	(0.3)	0.3	(4.2)
Total Aggregates Business	144.5	111.7	179.4	119.3
Magnesia Specialties Business	21.2	23.4	41.4	42.1
Corporate	(5.5)	0.5	(8.3)	—
Acquisition:
Aggregates Business:
Aggregates	7.8	—	14.7	—
Ready Mixed Concrete	2.2	—	(0.9)	—
Total Aggregates Business	10.0	—	13.8	—
Cement Business	30.4	—	49.4	—
Corporate	(0.4)	—	(1.3)	—
Total	$200.2	$135.6	$274.4	$161.4
Depreciation	$60.0	$40.9	$119.8	$80.9
Depletion	3.4	1.6	6.5	2.7
Amortization	4.3	1.2	8.7	2.5
	$67.7	$43.7	$135.0	$86.1

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(Dollars in millions)

	Three Months Ended
	June 30
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring TXI Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$615.8	$234.4	$—	$850.2
Freight and delivery revenues	59.2	12.0	—	71.2
Total revenues	675.0	246.4	—	921.4
Cost of sales	455.6	194.4	—	650.0
Freight and delivery costs	59.2	12.0	—	71.2
Total cost of revenues	514.8	206.4	—	721.2
Gross profit	160.2	40.0	—	200.2
Selling, general and administrative expenses(4)	44.0	12.8	—	56.8
Acquisition-related expenses, net	—	—	2.1	2.1
Other operating expense, net	2.1	2.2	—	4.3
Earnings (Loss) from operations	$114.1	$25.0	$(2.1)	$137.0

(1)

Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015 and nonrecurring items directly attributable to the TXI acquisition.

(2)	Acquired operations reflect operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015.
(3)	Nonrecurring TXI transaction items are attributable to the TXI acquisition and reflect integration expenses.
(4)	Selling, general and administrative expenses for acquired operations include the allocation of $4.5 million of Corporate overhead.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

	Three Months Ended
	June 30
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$615.8	$601.9	$13.9
Freight and delivery revenues	59.2	67.3	(8.1)
Total revenues	675.0	669.2	5.8
Cost of sales	455.6	466.3	10.7
Freight and delivery costs	59.2	67.3	8.1
Total cost of revenues	514.8	533.6	18.8
Gross profit	160.2	135.6	24.6
Selling, general and administrative expenses	44.0	36.6	(7.4)
Other operating expenses and (income), net	2.1	(2.5)	(4.6)
Earnings from operations, excluding acquisition-related expenses, net(6)	$114.1	$101.5	$12.6

(5)	The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.
(6)	Acquisition-related expenses, net, were $2.1 million and $5.3 million for the quarters ended June 30, 2015 and 2014, respectively.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights

(Dollars in millions)

	Six Months Ended
	June 30
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring TXI Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$1,032.7	$449.4	$—	$1,482.1
Freight and delivery revenues	107.7	22.9	—	130.6
Total revenues	1,140.4	472.3	—	1,612.7
Cost of sales	820.2	387.5	—	1,207.7
Freight and delivery costs	107.7	22.9	—	130.6
Total cost of revenues	927.9	410.4	—	1,338.3
Gross profit	212.5	61.9	—	274.4
Selling, general and administrative expenses(4)	80.7	25.5	—	106.2
Acquisition-related expenses, net	—	—	3.7	3.7
Other operating (income) and expenses, net	(0.4)	2.3	—	1.9
Earnings (Loss) from operations	$132.2	$34.1	$(3.7)	$162.6

(1)	Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and nonrecurring items directly attributable to the TXI acquisition.
(2)	Acquired operations reflect operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015.
(3)	Nonrecurring TXI transaction items are attributable to the TXI acquisition and reflect acquisition related expenses, net.
(4)	Selling, general and administrative expenses for acquired operations include the allocation of $9.0 million of Corporate overhead.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

	Six Months Ended
	June 30
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) – Favorable
	2015	2014	(Unfavorable)
Net sales	$1,032.7	$981.6	$51.1
Freight and delivery revenues	107.7	116.2	(8.5)
Total revenues	1,140.4	1,097.8	42.6
Cost of sales	820.2	820.2	—
Freight and delivery costs	107.7	116.2	8.5
Total cost of revenues	927.9	936.4	8.5
Gross profit	212.5	161.4	51.1
Selling, general and administrative expenses	80.7	70.8	(9.9)
Other operating income, net	(0.4)	(4.8)	(4.4)
Earnings from operations, excluding acquisition-related expenses, net(6)	$132.2	$95.4	$36.8

(5)	The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.
(6)	Acquisition-related expenses, net, were $3.7 million and $15.1 million for the six months ended June 30, 2015 and 2014, respectively.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights - West Group

(Dollars in millions)

	Three Months Ended
	June 30
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$242.3	$133.2	$375.5
Freight and delivery revenues	29.3	6.4	35.7
Total revenues	271.6	139.6	411.2
Cost of sales	187.6	123.1	310.7
Freight and delivery costs	29.3	6.4	35.7
Total cost of revenues	216.9	129.5	346.4
Gross profit	$54.7	$10.1	$64.8

(1)	Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations.
(2)

Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group and one small acquisition closed in the first quarter of 2015.

	Three Months Ended
	June 30
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$242.3	$250.6	$(8.3)
Freight and delivery revenues	29.3	36.2	(6.9)
Total revenues	271.6	286.8	(15.2)
Cost of sales	187.6	210.5	22.9
Freight and delivery costs	29.3	36.2	6.9
Total cost of revenues	216.9	246.7	29.8
Gross profit	$54.7	$40.1	$14.6

(3)	The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Financial Highlights - West Group

(Dollars in millions)

	Six Months Ended June 30
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$411.2	$251.4	$662.6
Freight and delivery revenues	57.5	11.7	69.2
Total revenues	468.7	263.1	731.8
Cost of sales	332.0	237.3	569.3
Freight and delivery costs	57.5	11.7	69.2
Total cost of revenues	389.5	249.0	638.5
Gross profit	$79.2	$14.1	$93.3

(1)	Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations.
(2)	Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group.

	Six Months Ended June 30
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$411.2	$411.0	$0.2
Freight and delivery revenues	57.5	66.6	(9.1)
Total revenues	468.7	477.6	(8.9)
Cost of sales	332.0	358.9	26.9
Freight and delivery costs	57.5	66.6	9.1
Total cost of revenues	389.5	425.5	36.0
Gross profit	$79.2	$52.1	$27.1

(3)The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Balance Sheet Data

(In millions)

	June 30,	December 31,	June 30,
	2015	2014	2014
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$44.2	$108.7	$34.3
Accounts receivable, net	497.5	421.0	343.8
Inventories, net	479.9	484.9	348.2
Other current assets	743.7	274.2	150.4
Property, plant and equipment, net	3,049.5	3,402.8	1,775.4
Intangible assets, net	2,580.8	2,664.0	663.5
Other noncurrent assets	104.1	108.8	40.4
Total assets	$7,499.7	$7,464.4	$3,356.0
LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$16.0	$14.3	$12.4
Other current liabilities	347.8	382.3	232.3
Long-term debt (excluding current maturities)	1,642.0	1,571.1	1,072.4
Other noncurrent liabilities	1,183.5	1,144.0	471.9
Total equity	4,310.4	4,352.7	1,567.0
Total liabilities and equity	$7,499.7	$7,464.4	$3,356.0

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

(In millions)

	Six Months Ended
	June 30,
	2015	2014
Operating activities:
Consolidated net earnings	$88.1	$36.5
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	135.0	86.1
Stock-based compensation expense	7.5	4.4
Gains on divestitures and sales of assets	(0.9)	(1.7)
Deferred income taxes	33.9	(6.4)
Excess tax benefits from stock-based compensation	(0.1)	(1.9)
Other items, net	(0.2)	3.2
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(76.1)	(98.9)
Inventories, net	(27.6)	(4.3)
Accounts payable	(3.4)	35.8
Other assets and liabilities, net	(29.1)	17.6
Net cash provided by operating activities	127.1	70.4
Investing activities:
Additions to property, plant and equipment	(128.0)	(84.7)
Acquisitions, net	(10.7)	(0.1)
Proceeds from divestitures and sales of assets	2.0	2.1
Repayments from affiliate	1.8	0.5
Payment of railcar construction advances	(25.2)	(14.5)
Reimbursement of railcar construction advances	25.2	14.5
Net cash used for investing activities	(134.9)	(82.2)
Borrowings of long-term debt	80.0	100.0
Repayments of long-term debt	(8.2)	(46.4)
Payments on capital leases	(1.8)	(1.0)
Debt issue costs	—	(0.9)
Change in bank overdraft	(0.2)	(2.5)
Purchase of common stock	(100.0)	—
Dividends paid	(54.3)	(37.3)
Purchase of remaining interest in existing subsidiaries	—	(19.6)
Excess tax benefits from stock-based compensation	0.1	1.9
Issuances of common stock	27.7	9.5
Net cash (used for) provided by financing activities	(56.7)	3.7
Net decrease in cash and cash equivalents	(64.5)	(8.1)
Cash and cash equivalents, beginning of period	108.7	42.4
Cash and cash equivalents, end of period	$44.2	$34.3

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	2.3%	5.7%	7.3%	4.9%
Southeast Group	6.0%	2.4%	4.3%	4.0%
West Group	(9.4%)	10.7%	(8.0%)	13.7%
Heritage Aggregates Operations	(1.9%)	7.6%	0.3%	8.7%
Aggregates Product Line (3)	7.8%	8.5%	11.5%	9.7%

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in thousands)	2015	2014	2015	2014
Heritage Aggregates Product Line: (2)
Mid-America Group	19,048	18,626	29,149	27,176
Southeast Group	5,274	4,976	9,364	8,977
West Group	13,919	15,372	25,251	27,440
Heritage Aggregates Operations	38,241	38,974	63,764	63,593
Acquisitions	3,762	—	7,075	—
Aggregates Product Line (3)	42,003	38,974	70,839	63,593

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2)	Heritage Aggregates Product Line and Heritage Aggregates Operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for a full calendar year.
(3)	Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Heritage:
Aggregates tons - external customers	36,847	37,417	61,479	61,136
Internal aggregates tons used in other product lines	1,394	1,557	2,285	2,457
Total aggregates tons	38,241	38,974	63,764	63,593
Asphalt tons - external customers	356	458	569	706
Internal asphalt tons used in road paving business	456	492	513	570
Total asphalt tons	812	950	1,082	1,276
Ready Mixed Concrete - cubic yards	498	552	897	959
Acquisitions:
Aggregates tons - external customers	2,804	—	5,304	—
Internal aggregates tons used in other product lines	958	—	1,771	—
Total aggregates tons	3,762	—	7,075	—
Ready Mixed Concrete - cubic yards	1,115	—	2,080	—
Cement tons-external customers	994	—	2,019	—
Internal cement tons used in other product lines	209	—	401	—
Total Cement tons	1,203	—	2,420	—
Average unit sales price by product line (including internal sales):
Heritage:
Aggregates (per ton)	$11.83	$11.00	$11.88	$10.93
Asphalt (per ton)	$42.20	$42.06	$42.56	$42.11
Ready Mixed Concrete (per cubic yard)	$101.54	$92.23	$100.35	$90.97
Acquisitions:
Aggregates (per ton)	$13.52	$—	$13.42	$—
Ready Mixed Concrete (per cubic yard)	$86.80	$—	$87.70	$—
Cement (per ton)	$98.86	$—	$96.16	$—

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

(Dollars, except per share amounts in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures.  The Company presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Company's operating results. Further, management believes it is consistent with the basis by which investors analyze the Company's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP"). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2015 and 2014, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Six Months Ended
Accounting Principles	June 30,		June 30,
	2015	2014	2015	2014
Gross profit	$200.2	$135.6	$274.4	$161.4
Total revenues	$921.4	$669.2	$1,612.7	$1,097.8
Gross margin	21.7%	20.3%	17.0%	14.7%

	Three Months Ended		Six Months Ended
Gross Margin Excluding Freight and Delivery Revenues	June 30,		June 30,
	2015	2014	2015	2014
Gross profit	$200.2	$135.6	$274.4	$161.4
Total revenues	$921.4	$669.2	$1,612.7	$1,097.8
Less: Freight and delivery revenues	(71.2)	(67.3)	(130.6)	(116.2)
Net sales	$850.2	$601.9	$1,482.1	$981.6
Gross margin excluding freight and delivery revenues	23.5%	22.5%	18.5%	16.4%

Operating Margin in Accordance with Generally	Three Months Ended		Six Months Ended
Accepted Accounting Principles	June 30,		June 30,
	2015	2014	2015	2014
Earnings from operations	$137.0	$96.2	$162.6	$80.3
Total revenues	$921.4	$669.2	$1,612.7	$1,097.8
Operating margin	14.9%	14.4%	10.1%	7.3%

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

Operating Margin Excluding Freight and Delivery	Three Months Ended		Six Months Ended
Revenues	June 30,		June 30,
	2015	2014	2015	2014
Earnings from operations	$137.0	$96.2	$162.6	$80.3
Total revenues	$921.4	$669.2	$1,612.7	$1,097.8
Less: Freight and delivery revenues	(71.2)	(67.3)	(130.6)	(116.2)
Net sales	$850.2	$601.9	$1,482.1	$981.6
Operating margin excluding freight and delivery revenues	16.1%	16.0%	11.0%	8.2%

The Company presents the earnings per diluted share impact of acquisition-related expenses, net, related to the TXI acquisition, which represents a non-GAAP measure. It is presented for investors and analysts to evaluate and forecast the Company's ongoing financial results, as acquisition-related expenses related to TXI are nonrecurring.

The following shows the calculation of the impact of acquisition-related expenses, net, related to the combination with TXI on earnings per diluted share for the quarter ended June 30, 2014:

Acquisition-related expenses, net, related to the business combination with TXI	$5.3
Income tax benefit	(2.1)
After-tax impact of acquisition-related expenses, net, related to the business combination with TXI	$3.2
Diluted average number of common shares outstanding	46.5
Per diluted share impact of acquisition-related expenses, net, related to the business combination with TXI	$(0.07)

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

The Company presents the change in heritage aggregates product line shipments for the West Group and the Aggregates business excluding shipments from the three operations that were divested in the third quarter of 2014 from the quarter ended June 30, 2014. These non-GAAP measures are presented for investors and analysts to have a more comparable analysis of shipment trends based on the operations owned by the Company for the quarter ended June 30, 2015.  The following shows the calculation of the heritage aggregates product line shipments for the West Group and the Aggregates business for the quarter ended June 30, 2014, excluding shipments from the operations divested in the third quarter of 2014 (tons in thousands).

	West Group	Aggregates Business
Reported heritage aggregates product line shipments for quarter ended June 30, 2014	15,372	38,974
Less: aggregates product line shipments for three operations divested in third quarter of 2014	(998)	(998)
Adjusted heritage aggregates product line shipments for quarter ended June 30, 2014	14,374	37,976
Reported heritage aggregates product line shipments for quarter ended June 30, 2015	13,919	38,241
Change in 2015 heritage aggregates product line shipments from adjusted heritage aggregates product line shipments for quarter ended June 30, 2014	(3.2%)	0.7%

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months is a covenant under the Company's revolving credit facility, term loan facility and accounts receivable securitization facility. Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing-12 months cannot exceed 3.50 times as of June 30, 2015, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-12 months at June 30, 2015. For supporting calculations, refer to Company’s website at www.martinmarietta.com.

Twelve-Month Period
July 1, 2014 to
June 30, 2015
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$205.7
Add back:
Interest expense	79.3
Income tax expense	117.4
Depreciation, depletion and amortization expense	267.6
Stock-based compensation expense	12.1
TXI acquisition-related expenses, net,	31.3
Deduct:
Interest income	(0.3)
Consolidated EBITDA, as defined	$713.1
Consolidated Debt, including debt for which the Company is a co-borrower, at June 30, 2015	$1,683.7
Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2015 for the trailing twelve-month EBITDA	2.36 times

A reconciliation of earnings before taxes on income to EBITDA for the Cement business for the three- and six-months ended June 30, 2015 is as follows:

	Three Months Ended	Six Months Ended
Earnings Before Taxes On Income	$22.4	$34.7
Add back:
Interest Expense	0.1	0.1
Depreciation, Depletion and Amortization Expense	15.3	30.6
EBITDA	$37.8	$65.4

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MLM Announces Second-Quarter 2015 Results

August 4, 2015

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures (continued)

(Dollars in millions)

Incremental gross margin (excluding freight and delivery revenues) is a non-GAAP measure. The Corporation presents this metric to enhance analysts' and investors' understanding of the impact of increased sales on profitability. The following shows the calculation of incremental gross margin (excluding freight and delivery revenues) for the heritage Aggregates business for the quarter ended June 30, 2015:

Heritage Aggregates business net sales for the quarter ended June 30, 2015	$555.3
Heritage Aggregates business net sales for the quarter ended June 30, 2014	540.0
Incremental net sales	$15.3
Heritage Aggregates business gross profit for the quarter ended June 30, 2015	$144.5
Heritage Aggregates business gross profit for the quarter ended June 30, 2014	111.7
Incremental gross profit	$32.8
Incremental gross margin (excluding freight and delivery revenues) for the quarter ended June 30, 2015	214%

-END-